                                                                    EXHIBIT 21.1



                      SUBSIDIARIES OF BANK PLUS CORPORATION


Bank Plus Credit Services Corporation
Fidelity Federal Bank, A Federal Savings Bank
Gateway Investment Services, Inc.



                  SUBSIDIARIES OF FIDELITY FEDERAL BANK, F.S.B.


Chino Equities, Inc.
Citadel Service Corporation
Gateway Mortgage Corporation
Hancock Service Corporation